As filed with the Securities and Exchange Commission on May 7, 1996

                                                         File No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                   BURLINGTON NORTHERN SANTA FE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                       DELAWARE                   41-1804964
             (STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)


                  3800 CONTINENTAL PLAZA           76102
                     777 MAIN STREET             (ZIP CODE)
                    FORT WORTH, TEXAS
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                (817) 333-2000

                         BURLINGTON NORTHERN SANTA FE
                          1996 STOCK INCENTIVE PLAN
                           (FULL TITLE OF THE PLAN)

                              JEFFREY R. MORELAND
                             1700 EAST GOLF ROAD
                       SCHAUMBURG, ILLINOIS  60173-5860
                                (847) 995-6805
                             (AGENT FOR SERVICE)


                        CALCULATION OF REGISTRATION FEE

                              Proposed
                               Maximum     Proposed
 Title of                     Offering      Maximum
Securities       Amount         Price      Aggregate     Amount of
  to be           to be          Per        Offering    Registration
Registered      Registered      Share        Price*          Fee


Common Stock,   10,000,000
$.01 par value   Shares       $85.6875    $856,875,000   $295,474.14


* Estimated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on May 3, 1996.

                                    PART II


                            INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents, which have heretofore been filed by Burlington Northern Santa Fe Corporation (the "Company" or "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     (b) The Company's Current Reports on Form 8-K dated February 13, 1996 and April 12, 1996.

     (c) The description of the common stock, $.01 par value per share, of the Company (the "Common Stock") contained in the section entitled "Certain Additional Information Concerning Holdings" from the Prospectus dated January 13, 1995, included as part of the Registration Statement on Form S-4 (Nos. 33-56183, 33-57069) of Burlington Northern Inc. and the Registrant.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.



 ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.


 ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware. The General Corporation Law of the State of Delaware (the "Delaware Statute") provides for indemnification of directors, officers, and employees in certain situations. The Delaware Statute, by its terms, expressly permits indemnification where such a person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation's best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), the Delaware Statute expressly permits indemnifications for expenses, judgments, settlement payments, and other costs. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), the Delaware Statute expressly provides for indemnification for expenses only, and not for amounts paid in judgment or settlement of such actions. Moreover, a corporation cannot, under the Delaware Statute, provide for indemnification against expenses in the case of an action by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation, unless the indemnification is ordered by a court. The Delaware Statute also permits advancement of expenses to directors and officers upon receipt of an undertaking by such director or officer to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. In addition, the Delaware Statute specifically provides that its terms shall not be deemed exclusive of any other right to indemnification to which a director, officer, or employee may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors.

     The By-Laws of the Company provide that the Company shall indemnify and hold harmless, to the full extent permitted by law, any person made, or threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or served or serves as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, at the request of the Company.

     The Company also maintains directors' and officers' liability insurance which purports to insure the Company against certain costs of indemnification which may be incurred by the Company pursuant to the foregoing provisions, and to insure directors and officers of the Company against certain liabilities incurred by them in the discharge of their function as such officers and directors, except for liabilities resulting from their own malfeasance.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.  EXHIBITS.

     See Index to Exhibits which is incorporated herein by reference.


ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                       Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's articles of incorporation or by-laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on May 7, 1996.



     BURLINGTON NORTHERN SANTA FE CORPORATION



     By /s/ Jeffrey R. Moreland
            Jeffrey R. Moreland
            Senior Vice President-Law and General Counsel

                              POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes any Authorized Officer acting alone to execute in the name of such person and in the capacity indicated below, and to file, any amendments to the Registration Statement which any Authorized Person deems necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, and to take any other action on behalf of such person which any Authorized Officer deems necessary or desirable in connection herewith. The term "Authorized Officer" as applied with respect to any action taken pursuant to this authorization means (i) any person who is the Registrant's Chairman, President, or Senior Vice President-Law and General Counsel at the time such action shall be taken and (ii) any other officer of the Registrant or of a wholly-owned subsidiary of the Registrant who shall be authorized by any person identified in clause (i) to act as an Authorized Officer for purposes of this paragraph.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 18th day of April, 1996.


/s/ Robert D. Krebs
Robert D. Krebs
President and Chief Executive Officer
(Principal Executive Officer) and Director

/s/ Denis E. Springer
Denis E. Springer
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Thomas N. Hund
Thomas N. Hund
Vice President and Controller
(Principal Accounting Officer)

/s/ Joseph F. Alibrandi
Joseph F. Alibrandi, Director

/s/ Jack S. Blanton
Jack S. Blanton, Director

/s/ John J. Burns, Jr.
John J Burns, Jr., Director

/s/ Daniel P. Davison
Daniel P. Davison, Director

/s/ George Deukmejian
George Deukmejian, Director

/s/ Bill M. Lindig
Bill M. Lindig, Director

/s/Daniel J. Evans
Daniel J. Evans, Director

/s/ Ben F. Love
Ben F. Love, Director

/s/ Roy S. Roberts
Roy S. Roberts, Director

/s/ Marc J. Shapiro
Marc J. Shapiro, Director

/s/ Arnold R. Weber
Arnold R. Weber, Director

/s/ Robert H. West
Robert H. West, Director

/s/ J. Steven Whisler
J. Steven Whisler, Director

/s/ Edward E. Whitacre, Jr.
Edward F. Whitacre, Jr., Director

/s/ Ronald B. Woodard
Ronald B. Woodard, Director

/s/ Michael B. Yanney
Michael B. Yanney, Director

                            INDEX TO EXHIBITS

Exhibit
Number     Description of Document

4.1 Amended and Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

4.2     By-Laws of the Registrant.  Incorporated   by reference to Exhibit 3.2
        to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.

5       Opinion of Mayer, Brown & Platt

10 Burlington Northern Santa Fe 1996 Stock Incentive Plan. Incorporated by reference to Appendix B to the Registrant's Annual Meeting Proxy Statement dated March 5, 1996.

23.1    Consent of Coopers & Lybrand L.L.P.

23.2    Consent of Mayer, Brown & Platt (included in its opinion filed as
        Exhibit 5 hereto).

24 Power of Attorney (included with signature page to the registration statement).